Exhibit 99.1

Aytu BioPharma Reports Fiscal 2024 First Quarter Financial Results

Q1 2024 Adjusted EBITDA of $2.2 million

Rx Segment net revenue of $17.8 million and Adjusted EBITDA of $2.4 million in Q1 2024

Q1 2024 ADHD net revenue up 31% compared to Q1 2023

$20.0 million cash balance at September 30, 2023

Company to host conference call today at 4:30pm ET

DENVER, CO / November 14, 2023 / Aytu BioPharma, Inc. (the Company or “Aytu”) (Nasdaq: AYTU), a pharmaceutical company focused on commercializing novel therapeutics, today announced financial and operational results for the first quarter of fiscal 2024 ended September 30, 2023.

Q1 2024 Commercial Highlights (3 months ending September 30, 2023)

•

Total net revenue was $22.1 million, compared to $27.7 million. The change is primarily due to the planned wind down of the Company’s Consumer Health segment and the associated decrease in Consumer Health revenue.

•	ADHD products (Adzenys XR-ODT® and Cotempla XR-ODT®) net revenue increased 31% to $15.1 million, compared to $11.6 million in the year-ago quarter.
•	Net revenue from the Company’s Rx segment was $17.8 million compared to $18.7 million in the year-ago quarter.
•	Total quarterly promoted Rx product (ADHD and Pediatric) prescriptions of 138,961, a 13% increase over Q1 2023.
•

Consumer Health revenue during Q1 2024 was $4.3 million, a decrease of 52% over the year-ago quarter, and in line with the Company’s strategy to wind down the unprofitable Consumer Health segment. As previously announced, the Company is de-emphasizing its Consumer Health segment with the objective of either monetizing or discontinuing the segment to drive companywide profitability.

•	Gross margins improved to 67% in Q1 2024 compared to 65% in the year-ago quarter.
•

Net loss during Q1 2024 was $8.1 million, or $1.48 per share, compared to a net loss of $0.7 million, or $0.28 per share, in Q1 2023. The current quarter was impacted by a $5.9 million loss on derivative warrant liabilities due to the Company’s recent share price increase, while the year-ago quarter benefited from a $2.2 million gain on derivative warrant liabilities.

•	Total Adjusted EBITDA[1] was $2.2 million in Q1 2024 compared to $1.7 million in the year-ago quarter, a 32% increase.
•	Cash and cash equivalents were $20.0 million at September 30, 2023 compared to $23.0 million at June 30, 2023.

1

Aytu uses the term EBITDA, which is a term not defined under United States Generally Accepted Accounting Principles. The Company uses this term because it is a widely accepted financial indicator utilized to analyze and compare companies on the basis of operating performance. The Company believes that presenting EBITDA by segments allows investors to evaluate the various performance of these segments. The Company’s method of computation of Adjusted EBITDA may or may not be comparable to other similarly titled measures used by other companies. We believe that net loss is the performance measure calculated and presented in accordance with U.S. GAAP that is most directly comparable to EBITDA.

Consumer Health Segment Update

As announced in June 2023, in an effort to drive long-term shareholder value, the Company instituted a strategic mandate to focus its business going forward on its growing Rx segment, which had positive Adjusted EBITDA for the 2023 fiscal year and five of the last six quarters. Aytu’s focus on the Rx segment will result in either monetizing or discontinuing the Consumer Health segment altogether. The Company expects to sell through the remaining Consumer Health inventory resulting in approximately neutral Adjusted EBITDA for the Consumer Health segment in fiscal 2024.

This goal of emphasizing profitability was initially started with the indefinite suspension of all pipeline clinical development programs announced in October 2022 to minimize research and development expense until such time that the Company can fund those efforts with internally generated cash flow or through partnerships.

During fiscal 2023, the Consumer Health segment contributed negative Adjusted EBITDA of $3.6 million, pipeline programs contributed a negative Adjusted EBITDA of $2.6 million, while the Company’s Rx segment contributed positive Adjusted EBITDA of $9.7 million.

Management Discussion

“The initiatives we have undertaken to position Aytu as a specialty pharmaceutical company focused on commercializing novel prescription therapeutics continues to show positive results, as highlighted by our second consecutive quarter of companywide positive Adjusted EBITDA, and fifth of the last six quarters of positive Adjusted EBITDA when looking specifically at our Rx segment,” commented Josh Disbrow, Chief Executive Officer of Aytu BioPharma. “Within the Rx segment, our ADHD brands’ prescription and revenue growth is a testament to the commercial team’s strong execution and our ability to effectively leverage our innovative Aytu RxConnect platform. Further, the recent FDA approvals of the Cotempla XR-ODT and Adzenys XR-ODT manufacturing site transfer prior approval supplements are allowing us to ramp-up manufacturing at our contract manufacturer. This is expected to be a key driver of our margin improvement initiatives. We believe more growth is in store for the ADHD brands on the basis of the ongoing ADHD stimulant supply disruptions, strong sales force execution, and the continued refinement of our commercial tactics.”

Mr. Disbrow continued, “Within Pediatrics, as communicated last quarter, we were impacted by payor changes that impacted both net revenues and scripts. Specifically this quarter, Pediatrics revenues were impacted by timing of customer ordering in response to the payor change, and we expect unit shipments to normalize and more closely align with prescription levels as we move forward. We’ve implemented numerous strategies to deepen Pediatrics prescriptions from current writers and broaden our overall prescriber base in both new and existing geographies, with an expectation for script and revenue improvement in the Pediatrics business to occur in the coming quarters.”

“Our efforts to drive long-term shareholder value by focusing on our Rx segment and planned wind down of our Consumer Health segment is moving according to plan. During the quarter, we reduced our Consumer Health segment Adjusted EBITDA from a negative $0.5 million in the year-ago quarter to virtually breakeven during the most recent quarter. We expect to sell through the remaining inventory resulting in approximately neutral Adjusted EBITDA for the segment in fiscal 2024, while also looking at possible monetization opportunities for the consumer health brands.”

“Our balance sheet remains strong with $20.0 million in cash at the end of September 2023, and with a keen focus on driving growth and profitability in our Rx segment, I believe we are well positioned for success going forward,” Disbrow concluded.

Segment Reporting

	Three Months Ended
	September 30,
	2023	2022

	(In thousands)
Consolidated revenue:
Rx Segment	$17,817	$18,652
Consumer Health Segment	4,282	9,003
Consolidated revenue	$22,099	$27,655

Rx Segment
ADHD	$15,128	$11,585
Pediatric	2,565	6,558
Other*	124	509
	$17,817	$18,652

*Other includes discontinued or deprioritized products.

Q1 2024 Financial Results

Net revenue for the first quarter of fiscal 2024 was $22.1 million, compared to $27.7 million for the first quarter of fiscal 2023.

Net revenue from the Rx segment in the first quarter of fiscal 2024 was $17.8 million compared to $18.7 million in the first quarter of fiscal 2023. ADHD products (Adzenys XR-ODT® and Cotempla XR-ODT®) experienced a 31% increase in net revenue to $15.1 million in the first quarter of fiscal 2024. Pediatric products (Poly-Vi-Flor®, Tri-Vi-Flor®, and Karbinal® ER) net revenue decreased to $2.6 million due to customer ordering timing as a result of payor changes that impacted scripts. Customer ordering and unit sales are expected to normalize with prescriptions. When normalizing revenue to reflect prescription demand (on a dollarized TRx basis in order to account for intra-quarter channel inventory dislocation), estimated Pediatric product revenue would have been approximately $4.4 million for the quarter.

Net revenue from the Consumer Health segment was $4.3 million in the first quarter of fiscal 2024, a decrease of 52% over the same quarter last year. As previously announced, the Company is de-emphasizing its Consumer Health segment with the objective of either monetizing or discontinuing the segment to drive companywide profitability.

Gross profit was $14.8 million, or 67% of net revenue, in the first quarter of fiscal 2024, compared to $18.0 million, or 65% of net revenue, in the same quarter last year.

Operating expenses, excluding amortization of intangible assets and gain from contingent consideration, were $15.0 million in the first quarter of fiscal 2024 compared to $18.5 million in the same quarter last year. Research and development expenses, all related to existing commercial products, were $604,000 in the first quarter of fiscal 2024, compared to $1.1 million in the same quarter last year as the company suspended activities on its pipeline R&D to focus on its commercial operations.

Net loss during the first quarter of fiscal 2024 was $8.1 million, or $1.48 per share, compared to $0.7 million, or $0.28 per share, in last year’s first quarter. The current quarter was impacted by a $5.9 million loss on derivative warrant liabilities while the year ago quarter benefited from a $2.2 million gain on derivative warrant liabilities.

Adjusted EBITDA (see reconciliation in Appendix) was $2.2 million in the first quarter of fiscal 2024, compared to $1.7 million in the year ago quarter, a 32% improvement.

Balance Sheet and Operational Improvements

Cash and cash equivalents on September 30, 2023, were $20.0 million compared to $23.0 million on June 30, 2023.

In October 2023, the Company received U.S. Food & Drug Administration approval of the Cotempla XR-ODT Prior Approval Supplement (PAS). This approval enables the transfer of manufacturing of Cotempla to the Company's third-party manufacturer and follows a similar milestone for Adzenys XR- ODT which received PAS approval in April 2023. With both Adzenys and Cotempla PAS approvals now achieved, the Company is beginning the initial ramp-up of contract manufacturing of Adzenys and Cotempla at the Company’s contract manufacturer. The transfer of production to the contract manufacturer, coupled with the exiting of operations at the Grand Prairie, Texas manufacturing facility, is expected to allow Aytu to realize additional margin improvement in these ADHD products beginning in calendar 2024.

Conference Call Details

Aytu will host a conference call today, Tuesday, November 14, 2023, at 4:30 PM Eastern Time to discuss financial results for the first quarter of fiscal year 2024 for the period ended September 30, 2023.

The conference call will be available via telephone by dialing toll free 888-506-0062 for U.S. callers or for international callers 973-528-0011 and using entry code 748565. A webcast of the call may be accessed at https://www.webcaster4.com/Webcast/Page/2142/49357.

A webcast replay will be available on the Investors News/Events section of the Company’s website for one year. A telephone replay of the call will be available approximately one hour following the call, through November 28, 2023, and can be accessed by dialing 877-481-4010 for U.S. callers or 919-882-2331 for international callers and entering replay access code 49357.

About Aytu BioPharma, Inc.

Aytu BioPharma is a pharmaceutical company commercializing a portfolio of commercial prescription therapeutics and consumer health products. The Company’s prescription products include Adzenys XR-ODT® (amphetamine) extended-release orally disintegrating tablets (see Full Prescribing Information, including Boxed WARNING) and Cotempla XR-ODT® (methylphenidate) extended-release orally disintegrating tablets (see Full Prescribing Information, including Boxed WARNING) for the treatment of attention deficit hyperactivity disorder (ADHD), Karbinal® ER (carbinoxamine maleate), an extended-release antihistamine suspension indicated to treat numerous allergic conditions, and Poly-Vi-Flor® and Tri-Vi-Flor®, two complementary fluoride-based prescription vitamin product lines available in various formulations for infants and children with fluoride deficiency. Aytu’s consumer health segment markets a range of over-the-counter medicines and consumer health products addressing a range of common conditions including diabetes, allergy, hair regrowth, and gastrointestinal conditions. To learn more, please visit aytubio.com.

Forward-Looking Statement

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. All statements other than statements of historical facts contained in this press release, are forward-looking statements. Forward-looking statements are generally written in the future tense and/or are preceded by words such as “may,” “will,” “should,” “forecast,” “could,” “expect,” “suggest,” “believe,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” or similar words, or the negatives of such terms or other variations on such terms or comparable terminology. All statements other than statements of historical facts contained in this presentation, are forward-looking statements. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others, risks associated with: the company’s plans relating to the Company’s ability to efficiently wind down the Consumer Health segment, the Company’s ability to complete the manufacturing transfer of Adzenys XR-ODT® and Cotempla XR-ODT®, the Company’s overall financial and operational performance, potential adverse changes to the Company’s financial position or our business, the results of operations, strategy and plans, changes in capital markets and the ability of the Company to finance operations in the manner expected, risks relating to gaining market acceptance of our products, our ability to effectively integrate operations and manage integration costs following our acquisitions, our partners performing their required activities, our anticipated future cash position, regulatory and compliance challenges and future events under current and potential future collaboration. We also refer you to (i) the risks described in “Risk Factors” in Part I, Item 1A of Aytu’s most recent Annual Report on Form 10-K and in the other reports and documents it files with the Securities and Exchange Commission.

Contacts for Investors:

Mark Oki, Chief Financial Officer

Aytu BioPharma, Inc.

moki@aytubio.com

Robert Blum or Roger Weiss

Lytham Partners

AYTU@lythampartners.com

Source: Aytu BioPharma, Inc.

Aytu BioPharma, Inc

Condensed Consolidated Statement of Operations

For the Three Months Ended September 30, 2023 and 2022

(In thousands, except shares and per-share amounts)

(Unaudited)

	Three Months Ended
	September 30,
	2023	2022
Product revenue, net	$22,099	$27,655
Cost of sales	7,315	9,623
Gross profit	14,784	18,032

Operating expenses
Selling and marketing	7,422	10,102
General and administrative	6,956	7,322
Research and development	604	1,064
Amortization of intangible assets	1,306	1,197
Loss from contingent consideration	—	155
Total operating expenses	16,288	19,840

Loss from operations	(1,504)	(1,808)

Other income (expense)
Other expense, net	(709)	(1,084)
(Loss) gain on derivative warrant liabilities	(5,907)	2,191
Total other (expense) income	(6,616)	1,107
Loss before income tax	(8,120)	(701)
Income tax benefit	—	—
Net loss	$(8,120)	$(701)

Weighted average number of common shares outstanding	5,482,037	2,517,906

Basic and diluted net loss per common share	$(1.48)	$(0.28)

Aytu BioPharma, Inc

Condensed Consolidated Balance Sheets

As of September 30, 2023 and June 30, 2023

(In thousands, except shares and per-share amounts)

(Unaudited)

	September 30,	June 30,
	2023	2023
Assets
Current assets
Cash and cash equivalents	$19,964	$22,985
Accounts receivable, net	29,882	28,937
Inventories	12,966	11,995
Prepaid expenses	7,038	8,047
Other current assets	749	868
Total current assets	70,599	72,832

Property and equipment, net	1,722	1,815
Operating lease right-of-use asset	2,454	2,054
Intangible assets, net	57,341	58,970
Other non-current assets	772	792
Total non-current assets	62,289	63,631

Total assets	$132,888	$136,463

Liabilities
Current liabilities
Accounts payable and other	$14,466	$13,478
Accrued liabilities	40,730	46,799
Short-term line of credit	1,215	1,563
Current portion of debt	62	85
Other current liabilities	8,990	7,090
Total current liabilities	65,463	69,015
Debt, net of current portion	14,842	14,713
Derivative warrant liabilities	12,310	6,403
Other non-current liabilities	8,106	6,975
Total liabilities	100,721	97,106
Commitments and contingencies
Stockholders' equity
Preferred Stock, par value $.0001; 50,000,000 shares authorized; no shares issued or outstanding as of September 30, 2023 and June 30, 2023	—	—
Common Stock, par value $.0001; 200,000,000 shares authorized; shares issued or outstanding 5,530,235 and 5,517,174, respectively, as of September 30, 2023 and June 30, 2023	1	1
Additional paid-in capital	344,415	343,485
Accumulated deficit	(312,249)	(304,129)
Total stockholders' equity	32,167	39,357
Total liabilities and stockholders' equity	$132,888	$136,463

Aytu BioPharma, Inc

Reconciliation of Net Income to Adjusted EBITDA

For the Three Months Ended September 30, 2023 and 2022

(Unaudited)

				Three Months Ended				Three Months Ended
(in thousands)	Rx	Consumer Health	Pipeline R&D	September 30, 2023	Rx	Consumer Health	Pipeline R&D	September 30, 2022
Reconciliation of net loss to Adjusted EBITDA:
Net loss	$(7,321)	$(647)	$(152)	$(8,120)	$1,001	$(827)	$(875)	$(701)
Addback (subtract from):
Depreciation and amortization	1,554	387	—	1,941	1,574	281	—	1,855
One-time transactions	851	—	—	851	300	—	—	300
Stock based compensation	725	205	—	930	1,153	15	9	1,177
Loss from contingent consideration	—	—	—	—	128	27	—	155
Other expense, net	699	10	—	709	1,073	11	—	1,084
Loss (gain) on derivative warrant liabilities	5,907	—	—	5,907	(2,191)	—	—	(2,191)

Adjusted EBITDA	$2,415	$(45)	$(152)	$2,218	$3,038	$(493)	$(866)	$1,679